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                                                                EXHIBIT 10.4



                                MASTER AGREEMENT

      This Master Agreement (the "Agreement"), made this 27th day of March, 1995, by and between Noise Cancellation Technologies, Inc., a Delaware corporation, having its principal place of business at 800 Summer Street, Stamford, Connecticut 06901 ("NCT"), and QuietPower Systems, Inc. (formerly Active Acoustical Solutions, Inc.), a Delaware corporation, having its principal place of business at 1675 Broadway, Suite 2600, New York, New York 10019 ("QuietPower").

                              W I T N E S S E T H:

      WHEREAS, QuietPower and NCT have previously entered into a series of marketing and distribution agreements pursuant to which NCT, among other things, has granted certain exclusive licenses and non-exclusive marketing rights to QuietPower;

      WHEREAS, QuietPower and NCT desire to expand the scope of their current relationship;

      WHEREAS, it is the intent of both QuietPower and NCT to make QuietPower the development and distribution channel for active noise control products for the electric and gas power generation, transmission, distribution, and supply industries.

      NOW, THEREFORE, in consideration of the covenants set forth herein, the parties hereto agree as follows:
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      1.    Definitions.

            1.1 Active System. Active System shall mean all components of an Exclusive Product, including non-electronic components, such as brackets and other mounting devices, cable and other equipment, the purpose of which is integral to the functioning of a system which reduces noise and/or vibration.

            1.2 Actual Cost. Actual Cost shall mean direct out-of-pocket costs of (a) labor (plus associated fringe benefits); and (b) materials.

            1.3 Affiliate. Affiliate shall mean, with respect to each party, any corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, the party, but only for so long as such control continues. For purpose of this definition, "control" means the power, whether or not normally exercised, to direct the management and affairs of another corporation or other legal entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

            1.4 Exclusive Products. Exclusive Products shall mean all products to which QuietPower has received an exclusive license from NCT. Exclusive Products shall include the products and applications described in Section 2.1 hereof (i.e., transformer quieting products and steam and gas turbine quieting products), the Funded Products, and the New Products described in Section 2.2(b) hereof.

            1.5 Far East. The Far East shall mean China, Indonesia, Japan, Korea, Malaysia, Singapore, Thailand, and Taiwan.

            1.6 Funded Product. Funded Product shall mean any New Product to which QuietPower commits to provide Funding as set forth in Section 4.2 hereof.


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            1.7 Funding. Funding shall mean all amounts necessary to develop and commercialize the Transformer Quieting Products, the Turbine Quieting Products, and a New Product as set forth in the applicable Development Schedule.

            1.8 Gross Revenues. Gross Revenues shall mean, for the purposes of determining the commissions and other amounts due and payable under this Agreement, the revenues received by a party net of packing and transportation costs, insurance costs, applicable sale, excise, value-added, and other taxes not based on income, applicable customs duties, fees, and charges, but not net of commissions or fees payable to other parties under agreements between NCT or QuietPower, as the case may be, and any such other party. "Revenues", for purposes of Gross Revenues, may include, without limitation, product sale revenues, license fees and royalties.

            1.9 Industry. Industry shall mean the electric and gas power generation, transmission, distribution, and supply industries, including (a) electric and gas utilities; (b) independent power producers; (c) cogeneration facilities; (d) commercial entities that produce, transmit, distribute, or supply power for their own internal usage; (e) engineering firms servicing the power industry; and (f) distributors and manufacturers selling products directly to the power industry.

            1.10 Licensed Patents. Licensed Patents shall mean all patents and patent applications, together with any continuations or continuations in part thereof, and all patents issuing thereon including reissues, patents of addition, and any registration or confirmation patents corresponding thereto, that are now or hereafter owned or controlled by NCT or its Affiliates, to the extent such patents and patent applications relate to the Active Systems.


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            1.11 Licensed Products. Licensed Products shall mean, collectively, the Exclusive Products and the Non-Exclusive Products.

            1.12 New Product. New Product shall mean any product or application that has not been identified and covered in this Agreement that has application within the Industry.

            1.13 Non-Exclusive Products. Non-Exclusive Products shall mean all of NCT's active noise and vibration control products or applications, other than
(a) Exclusive Products; (b) active headsets; (c) active mufflers/silencers; and
(d) products to which NCT has granted or will grant exclusive licenses to third parties.

            1.14 Technical Information. Technical Information shall mean all information and know-how now or hereafter owned or controlled by NCT or any of its Affiliates relating to the Active Systems.

            1.15 Transformer Quieting Product. Transformer Quieting Product shall mean a multiple input multiple output active noise and vibration control system designed to quiet the low frequency tonal hum of stationary electrical equipment such as transformers. The method of control is either through direct alteration of the surface vibration patterns or through the coupling of anti-noise with propagating acoustic waves that are generated by surface deflections. The system is typically comprised of three components: sensors monitoring the transformer tones, digital controller software which processes the sensor information and computes an opposite signal for cancellation, and actuators which physically produce the anti-noise.

            1.16 Turbine Quieting Product. Turbine Quieting Product shall mean a multiple input multiple output active noise control system designed to quiet the tonal and broad band noise associated with the inlet and outlet fans of bypass turbofan engines. Control is


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achieved with the coupling of sound from the noise source with anti-noise waves.
The system typically has five main components: an inflow control device, reference sensors, an algorithm with filters to generate the control signals, control sources in the form of speakers or other transducers mounted on the inlet of the engine or in the far field, and error sensors which provide feedback on the residual noise.

      2.    Grant of Licenses.

            2.1 Grant of Exclusive License. NCT hereby grants to QuietPower the exclusive and worldwide license under the Licensed Patents and to the Technical Information to manufacture (to the extent set forth in Section 5.2 hereto), market, sell, and distribute the following products and applications for use within the Industry:

                  (a) Transformer Quieting Products (including all upgrades and improvements thereto); provided, however, that NCT shall, solely with Japanese owned companies, maintain the right to manufacture, market, sell, and license Transformer Quieting Products in the Far East, and, provided further, that QuietPower shall otherwise have the exclusive license to manufacture, market, sell, and distribute Transformer Quieting Products in the Far East; and

                  (b) Turbine Quieting Products (including all upgrades and improvements thereto), to the extent of NCT's current rights therein. Schedule
2.1 sets forth a list of all rights of entities other than NCT in the Turbine Quieting Products as of the date hereof.

            2.2 Right to Obtain Exclusive License.

                  (a) Funded Products. NCT shall grant to QuietPower the exclusive and worldwide license under the Licensed Patents and to the Technical Information to manufacture


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(to the extent set forth in Section 5.2 hereof), market, sell, and distribute all Funded Products. The Funding for each New Product shall constitute the entirety of all payments by QuietPower to NCT necessary to obtain the licenses for such Funded Product, and no additional license fees shall be required by NCT.

                  (b) Products That NCT Does Not Develop. In the event that (i) NCT chooses not to, or is unable to, develop a New Product as described in
Section 4.2(b) hereof; or (ii) NCT and QuietPower fail to agree on the cost or other material terms of developing the Transformer Quieting Products or the Turbine Quieting Products as described in Section 4.1(c) hereof or a New Product as described in Section 4.2(e) hereof, then NCT shall grant to QuietPower the exclusive and worldwide license under the Licensed Patents and using the Technical Information to develop, manufacture, market, distribute, and sell such product to the Industry.

            2.3 Non-Exclusive Marketing Rights. QuietPower's non-exclusive and worldwide rights to market, sell, and distribute the Non-Exclusive Products shall be governed by the Marketing Agreement, dated the date hereof (the "Marketing Agreement").

            2.4 Term of Licenses. Each of the licenses granted under Sections
2.1 and 2.2 hereof shall terminate upon expiration of NCT's intellectual property rights in the Licensed Patents or upon the events set forth in Section 12 hereof.

            2.5 Sublicense Rights. The licenses granted under Sections 2.1 and
2.2 hereof include the right of QuietPower to grant sublicenses to Affiliates of QuietPower, and to unaffiliated third parties with the written consent of NCT, which consent shall not be unreasonably withheld. Any sublicense agreement shall be consistent with the terms of this Agreement.


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            2.6 Retention of Property Rights. QuietPower acknowledges that all right, title and interest in, to, and under the Licensed Patents and the Technical Information shall remain the property of NCT, and QuietPower shall have no right or interest therein other than as set forth in this Agreement.

            2.7 Certain Bankruptcy Issues. QuietPower and NCT hereby agree that
(a) the Licensed Patents are protected patents under title 35, United States Code; (b) the Licensed Patents and Technical Information constitute "intellectual property" as that term is used in Section 101(35A) of title 11, United States Code; and (c) this Agreement is governed by Section 365(n) of title 11, United States Code, in the event that NCT files or is subject to a case under title 11, United States Code.

      3.    Fees and Payments.

            3.1 Exclusivity Fee. In order to obtain and maintain its exclusive license to the Exclusive Products, QuietPower shall pay to NCT a non-refundable exclusivity fee of $750,000 (the "Exclusivity Fee") of which $250,000 was paid by QuietPower in June 1994 in connection with the Marketing, Engineering Services and Distribution Agreement, relating to Retrofit Transformer Products, dated May 15, 1993. The balance of $500,000 shall be payable in 30 equal monthly installments of $16,666.67, commencing on the first day of the month succeeding the execution of this Agreement; provided, however, that such $500,000 (or, such lesser amount remaining after any payment of monthly installments) shall be payable within 90 days of the closing date of an initial public offering or private placement of QuietPower's securities in an amount in excess of $2,000,000 (but not including the currently contemplated bridge/private placement through Redstone Securities).


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            3.2 Royalties to NCT.

                  (a) Exclusive Products Generally. Subject to Sections 4.1(c), 4.1(d), 4.2(b), 4.2(e), 4.2(h), and 5.2(a) hereof, QuietPower shall pay to NCT a royalty of (i) 6% on Gross Revenues received by QuietPower from the sale by QuietPower of Active Systems; or (ii) 50% on Gross Revenues received by QuietPower from the sublicense by QuietPower of its rights under this Agreement; provided, however, that a royalty shall be paid only after QuietPower has recouped out of its pre-tax profits 150% of the Funding payments relating to the Active System (it being understood that there shall be no duplication of recoupment of Funding payments); and, provided, further, however, that QuietPower shall deduct from Gross Revenues relating to Transformer Quieting Products the amount of royalties QuietPower pays on NCT's behalf to certain utilities (based upon agreements between NCT and such utilities) in return for the funding such utilities provided to research and develop the Transformer Quieting Products. The royalty obligations set forth in Sections 4.1(c), 4.1(d), 4.2(b), 4.2(e), and 4.2(h) hereof shall be in lieu of any royalty obligations set forth in this Section 3.2(a).

                  (b) Payment Terms. Within 30 days following the end of each quarter during the term of the Agreement, QuietPower shall (i) provide a quarterly statement to NCT setting forth the amount of royalties payable to NCT from the transactions described and referred to in this Section 3.2 during the prior quarter as well as an analysis of the method by which such calculations were made; and (ii) pay such amounts set forth in the quarterly statement to NCT.

                  (c) No Duplication of Royalties. Except as set forth in
Section 5.2(a) hereof, for each Active System sold by QuietPower, NCT shall be entitled to no more than one royalty of 6% on Gross Revenues received by QuietPower. NCT shall be entitled to no more


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than one royalty of 50% on Gross Revenues received by QuietPower for the sublicense by QuietPower of its right under the Agreement.

            3.3 Royalties to QuietPower.

                  (a) Transformer Quieting Products in the Far East. NCT shall pay to QuietPower a royalty of (i) 6% on Gross Revenues received by NCT from sales of Transformer Quieting Products in the Far East; and (ii) 50% on the Gross Revenues received by NCT from licensing Transformer Quieting Products in the Far East, as described in Section 2.1(a) hereof.

                  (b) Exclusive Products Applicable Outside Industry. QuietPower shall receive a royalty of (i) 6% on Gross Revenues received by NCT for Exclusive Products (or products substantially similar to Exclusive Products, regardless of operating environment) sold by NCT, and (ii) 50% of the Gross Revenues received by NCT through the licensing of Exclusive Products (or products substantially similar to Exclusive Products, regardless of operating environment), outside the Industry to parties other than QuietPower, as described in Section 4.4(b) hereof. Simultaneously with its approval of the Development Schedule for an Exclusive Product applicable outside the Industry, QuietPower shall elect whether or not to obtain non-exclusive marketing rights to sell and/or license such Exclusive Product outside the Industry. If QuietPower obtains the non-exclusive marketing rights in accordance with Section
2.3 hereof, then QuietPower shall receive the royalties payable by NCT set forth in the first sentence of this Section 3.3(b) only until QuietPower has recouped out of its pre-tax profits 150% of the Funding payments relating to such Exclusive Product. If QuietPower does not obtain non-exclusive marketing rights, then QuietPower shall receive royalties payable by NCT set forth in the first sentence of this Section 3.3(b) only until QuietPower has recouped out of its pre-tax profits 300% of the Funding payments related to such Exclusive Product.


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                  (c) Payment Terms. Within 30 days following the end of each quarter during the term of this Agreement, NCT shall (i) provide a quarterly statement to QuietPower setting forth the amount of royalties payable to QuietPower from the transactions described in this Section 3.3 during the prior quarter as well as an analysis of the method by which such calculations were made; and (ii) pay such amounts set forth in the quarterly statement to QuietPower.

                  (d) No Duplication of Royalties. For each product sold by NCT, QuietPower shall be entitled to no more than one royalty of 6% on Gross Revenues received by NCT. For each product licensed by NCT, QuietPower shall be entitled to no more than one royalty of 50% of the Gross Revenues received by NCT.

            3.4 Additional Payment Terms.

                  (a) Currency. Amounts payable under this Agreement shall be paid in U.S. dollars or in such other currency as the parties may agree upon in writing. Such payments shall be subject to applicable law and regulations existing at the place of remittance. Sales of Licensed Products not denominated in U.S. dollars and any amounts payable thereon shall first be determined in the currency in which such Licensed Products were sold and shall then be converted into the equivalent number of U.S. dollars at (i) the official closing rate, two days prior to the date of payment under this Agreement, established by the official central bank or by the exchange control authority in each such country; or (ii) if no such official rate is available or if conversion pursuant to such official rate cannot be effectuated by NCT or QuietPower, as the case may be, two days prior to the date of payment hereunder, at the rate established by The Chase Manhattan Bank.


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                  (b) Place of Payment. All payments under this Agreement shall be made to NCT or QuietPower, as the case may be, at their respective addresses as set forth above, or to such other address as either party shall hereafter specify in accordance with Section 13.1 hereof.

      4.    Exclusive Products.

            4.1 Transformer Quieting Products and Turbine Quieting Products.

                  (a) Development Schedule. NCT shall submit to QuietPower for its review and approval, which approval shall not be unreasonably withheld, a schedule (the "Development Schedule") setting forth in reasonable detail (i) a development plan and timetable for the Transformer Quieting Products and the Turbine Quieting Products, including a schedule of milestones within each quarter that are readily measurable; and (ii) a schedule of all monthly costs, including, but not limited to, itemized personnel and facilities costs to be applied to each respective product, of implementing the development plan and timetable, which shall be on the basis of Actual Cost, plus overhead as agreed by the parties.

                  (b) Cost of and Resources Dedicated to Development. In the event that QuietPower determines that (i) the cost of implementing the development plan as set forth in the Development Schedule submitted by NCT is unreasonably high; (ii) the timetable set forth in the Development Schedule is unduly long; or (iii) the personnel, materials, or facilities set forth in the Development Schedule are inadequate to implement the development plan, QuietPower shall so notify NCT, and QuietPower and NCT shall thereupon enter into good faith negotiations in an effort to produce a mutually agreeable Development Schedule.

                  (c) Failure to Agree. In the event that, after a six month period commencing from the date QuietPower informed NCT that the Development Schedule was


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unacceptable, such issues have not been resolved, then (i) NCT shall assign to
QuietPower the exclusive and worldwide license to develop, manufacture, market, distribute, and sell such Transformer Quieting Product or Turbine Quieting Product to the Industry, provided that QuietPower agrees to fund its development using its internal resources or through a third party; (ii) QuietPower shall pay a royalty to NCT of (A) 6% on Gross Revenues received by QuietPower from the sale of such product, or (B) 50% on Gross Revenues received by QuietPower from the sublicense by QuietPower of its rights under the Agreement; provided, however, that a royalty relating to such product shall be paid only after QuietPower has recouped out of the pre-tax profits relating to such product 150% of all costs incurred by QuietPower in the development of such product (it being understood that there shall be no duplication of recoupment of costs incurred); and (iii) after the Transformer Quieting Product or the Turbine Quieting Product has been commercially developed, NCT shall have no obligation to manufacture components for use with such product or supply such components (unless such components are then-currently commercially available) pursuant to Section 5.2(c) hereof.

                  (d) Funding Payments to NCT; Missed Milestones. Prior to the commencement of each quarter as set forth on the applicable Development Schedule, QuietPower shall pay NCT in advance the quarterly Funding payment as set forth in the Development Schedule. NCT shall, within seven days from the end of each quarter as set forth in the Development Schedule, notify QuietPower whether or not it has completed the milestones scheduled for such quarter. If NCT has not completed all of the milestones as scheduled, QuietPower shall nonetheless pay the next quarterly Funding payment, and shall notify NCT that NCT is not in compliance with the Development Schedule. If NCT fails to complete all such milestones by the end of the next quarterly period as set forth in the Development Schedule,


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other than a failure by NCT primarily caused by inappropriate action of
QuietPower, then QuietPower shall, immediately effective upon written notice to NCT, have the right to develop and commercialize such product itself or engage an entity other than NCT to develop and commercialize such product, and in such event (i) NCT shall no longer be entitled to the applicable Funding payments; and (ii) QuietPower shall pay a royalty to NCT of (A) 6% on Gross Revenues received by QuietPower from the sales of such product, and (B) 50% on Gross Revenues received by QuietPower from the sublicense by QuietPower of its rights under this Agreement; provided, however, that a royalty relating to such product shall be paid only after QuietPower has recouped out of the pre-tax profits relating to such product 150% of all costs incurred by QuietPower in the development of such product (it being understood that there shall be no duplication of recoupment of costs incurred). In the event that QuietPower exercises such right, NCT shall deliver to QuietPower all partially completed products and applications and work-in-process, including full title thereto, including all models, drawings, parts, molds, designs, papers, files, notes, processes, test data, data, information in any form, plans, renderings, computer hardware, software and programs, contained in documentary form or electronic medium relating to such product.

                  (e) Obligations of NCT. Except as set forth in Section 4.1(c), NCT shall, until the Transformer Quieting Products and Turbine Quieting Products are fully commercialized, provide the necessary personnel, materials, and facilities to fully develop and commercialize the Transformer Quieting Products and the Turbine Quieting Products in accordance with the applicable Development Schedule.


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            4.2 Funded Products.

                  (a) Identification of New Products. From time to time, either QuietPower or NCT may identify a New Product. In the event that a party identifies a New Product, such party shall submit to the other party a proposal, describing the New Product and the proposed market for such New Product.

                  (b) NCT's Decision Not to or Inability to Develop New Product. After the receipt of a New Product proposal from QuietPower, NCT shall promptly inform QuietPower of its decision to develop such New Product. In the event that NCT chooses not to develop a New Product, or is unable to satisfactorily demonstrate its ability to develop a New Product, due to financial, legal, physical, or technological constraints, then NCT shall assign to QuietPower the exclusive and worldwide license to develop, manufacture, market, distribute, and sell such New Product to the Industry, provided that QuietPower agrees to fund its development using internal resources or through a third party, and QuietPower shall pay a royalty to NCT of (A) 6% on Gross Revenues received by QuietPower from the sales of such New Product, and (B) 50% on Gross Revenues received by QuietPower from the sublicense by QuietPower of its rights under this Agreement; provided, however, that a royalty relating to such New Product shall be paid only after QuietPower has recouped out of the pre-tax profits relating to such New Product 150% of all costs incurred by QuietPower in the development of such New Product (it being understood that there shall be no duplication of recoupment of costs).

                  (c) Development Schedule. In the event that NCT chooses to develop the New Product, NCT shall promptly submit to QuietPower for its review and approval, which approval shall not be unreasonably withheld, a Development Schedule setting forth in reasonable detail (i) a development plan and timetable for the New Product, including a schedule of


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milestones within each quarter that are readily measurable; and (ii) a schedule of all monthly costs, including, but not limited to, itemized personnel and facilities costs to be applied to each respective product, of implementing the development plan and timetable, which shall be on the basis of Actual Cost, plus overhead as agreed by the parties.

                  (d) Cost of and Resources Dedicated to Development. In the event that QuietPower determines that (i) the cost of implementing the development plan as set forth in the Development Schedule submitted by NCT is unreasonably high; (ii) the timetable set forth in the Development Schedule is unduly long; or (iii) the personnel, materials, or facilities set forth in the Development Schedule are inadequate to implement the development plan, QuietPower shall so notify NCT, and QuietPower and NCT shall thereupon enter into good faith negotiations in an effort to produce a mutually agreeable Development Schedule.

                  (e) Failure to Agree. In the event that, after a six month period commencing from the date QuietPower informed NCT that the Development Schedule was unacceptable, such issues have not been resolved, then (i) NCT shall assign to QuietPower the exclusive and worldwide license to develop, manufacture, market, distribute, and sell such New Product to the Industry, provided that QuietPower agrees to fund its development using its internal resources or through a third party; (ii) QuietPower shall pay a royalty to NCT of (A) 6% on Gross Revenues received by QuietPower from the sales of such New Product, or (B) 50% on Gross Revenues received by QuietPower from the sublicense by QuietPower of its rights under this Agreement; provided, however, that a royalty relating to such New Product shall be paid only after QuietPower has recouped out of the pre-tax profits relating to such New Product 150% of all costs incurred by QuietPower in the development of such New Product (it being understood that there shall be no duplication of recoupment of costs incurred); and (iii) after the


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New Product has been commercially developed, NCT shall have no obligation to manufacture components for use with a New Product or supply such components (unless such components are then-currently commercially available) pursuant to
Section 5.2(c) hereof.

                  (f) Timing of QuietPower's Decision to Fund. Upon the determination of the market for the New Product, as supported by a Development Schedule approved by each of QuietPower and NCT, QuietPower shall have six months from the date the Development Schedule has been approved by QuietPower to elect to obtain the exclusive license and to commit to provide Funding for such New Product.

                  (g) Third Party Proposals. If a third party approaches NCT with a proposal to develop a New Product that is applicable only to the Industry, then NCT shall not accept such proposal, and shall refer the third party to QuietPower. If a third party approaches NCT with a proposal to develop a New Product whose primary use is in the Industry, then, if NCT decides to seek development of such New Product, NCT shall promptly submit a Development Schedule to QuietPower, which shall then have six months to elect to commit to provide Funding for such New Product. If QuietPower decides not to provide Funding for such New Product, NCT shall then have six months from the date QuietPower informed NCT of its decision to substantially commence development of such New Product itself or through a third party; provided, however, that NCT must have a genuine intent to develop the New Product in good faith. If NCT does not substantially commence development during such six month period, and if NCT wishes to pursue such development, NCT shall then again submit the Development Schedule for such New Product to QuietPower, and QuietPower's right to develop the New Product as set forth above shall be reinstated.


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                  (h) Funding Payments to NCT; Missed Milestones. Prior to the
commencement of each quarter as set forth on the applicable Development Schedule, QuietPower shall pay NCT in advance the quarterly Funding payment as set forth on the Development Schedule. NCT shall, within seven days from the end of each quarter as set forth in the Development Schedule, notify QuietPower whether or not it has completed the milestones as scheduled. If NCT has not completed all of the milestones as scheduled, QuietPower shall nonetheless pay the next quarterly Funding payment and shall notify NCT that NCT is not in compliance with the Development Schedule. If NCT fails to complete all of such milestones by the end of the next quarterly period as set forth in the Development Schedule, other than a failure by NCT primarily caused by inappropriate action of QuietPower, then QuietPower shall, immediately effective upon written notice to NCT, have the right to develop and commercialize such product itself or engage an entity other than NCT to develop and commercialize such product, and in such event (i) NCT shall no longer be entitled to the applicable Funding payments; and (ii) QuietPower shall pay a royalty to NCT of
(A) 6% on Gross Revenues received by QuietPower from the sale of such product, and (B) 50% on Gross Revenues received by QuietPower from the sublicense of its rights under this Agreement; provided, however, that a royalty relating to such product shall be paid only after QuietPower has recouped out of the pre-tax profits relating to such product 150% of all costs incurred by QuietPower in the development of such product (it being understood that there shall be no duplication of recoupment of costs incurred). In the event that QuietPower exercises such right, NCT shall deliver to QuietPower all partially completed products and applications and work-in-process, including full title thereto, including all models, drawings, parts, molds, designs, papers, files, notes, processes, test data, data, information in any form, plans, renderings, computer hardware,


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

software and programs, contained in documentary form or electronic medium relating to such Funded Product.

                  (i) Obligations of NCT. Subject to Sections 4.2(b) and (e) hereof, NCT shall, throughout the term of this Agreement, provide the necessary personnel, materials, and facilities to fully develop and commercialize each Funded Product in accordance with the applicable Development Schedule.

            4.3 Loss of Exclusive License.

                  (a) Failure to Pay Exclusivity Fee. In the event that QuietPower fails to pay an installment of the Exclusivity Fee when due, and such failure is not corrected within 60 days after written notice by NCT of such failure has been delivered to QuietPower, then:

                        (i) QuietPower shall lose its exclusive license to the Exclusive Products (except to the extent as had been granted pursuant to the Marketing, Engineering Services and Distribution Agreement dated May 15, 1993);

                        (ii) All Exclusive Products (other than Retrofit Transformer Products) shall become Non-Exclusive Products; and

                        (iii) QuietPower shall be entitled to receive commissions pursuant to the Marketing Agreement.

                  (b) Failure to Make Funding Payments. In the event that QuietPower fails to make a scheduled Funding payment when due, and such failure is not corrected within 60 days after written notice by NCT of such failure has been delivered to QuietPower, then, as sole remedy for such failure:

                        (i) QuietPower shall lose its exclusive license to such Exclusive Product;

                        (ii) QuietPower shall receive a non-exclusive right to market, sell, and distribute such product or application (i.e., such Exclusive Product shall become a NonExclusive Product pursuant to the Marketing Agreement);

                        (iii) QuietPower shall be entitled to receive commissions pursuant to the Marketing Agreement; and

                        (iv) After NCT has recouped 100% of its Actual Cost incurred in the development and commercialization of such product, NCT shall pay to QuietPower (A) 3% of the Gross Revenues received by NCT from the sale of each such product or application, and (B) 1/3 of the Gross Revenues received by NCT from the license of each such product or application, until QuietPower has received 100% of the Funding payments made by QuietPower relating to such product or application.

            4.4 Rights of NCT in Exclusive Products.

                  (a) Product Only Applicable to Industry. To the extent an Exclusive Product is only applicable to the Industry, NCT shall not sell or license for sale such Exclusive Product other than through QuietPower.

                  (b) Product Applicable Outside Industry. To the extent an Exclusive Product may also be utilized outside the Industry, (i) NCT shall not market such Exclusive Product directly to companies or other entities in the Industry; and (ii) with respect to sales or fees obtained by NCT for Exclusive Products sold or licensed by NCT outside the Industry to parties other than QuietPower, NCT shall pay a royalty to QuietPower in accordance with Section 3.3(b) hereof.

      5.    Manufacturing Exclusive Products.

            5.1 Manufacture by NCT. Except as set forth in Section 5.2(a) hereof, NCT shall manufacture or cause to be manufactured the Exclusive Products.

            5.2 Manufacture by QuietPower.

                  (a) QuietPower's Right to Manufacture. Notwithstanding Section
5.1 hereof, QuietPower shall have the right to manufacture the Active System itself or sublicense the manufacture of the Active System in the following circumstances:

                        (i) in the event NCT does not participate in the development of a Transformer Quieting Product or a Turbine Quieting Product as described in Section 4.1(c) hereof or a New Product as described in Sections 4.2(b) and (e) hereof;

                        (ii) in the event that NCT does not desire to manufacture or have manufactured, or is not financially able to manufacture or have manufactured, the Active System;

                        (iii) in the event that QuietPower exercises its right to develop and commercialize a Transformer Quieting Product or a Turbine Quieting Product as described in Section 4.1(d) hereof or a New Product as described in Section 4.2(h) hereof; or

                        (iv) at any time; provided, however, that if QuietPower elects to exercise its right to manufacture the Exclusive Product pursuant to this Section 5.2(a)(iv), then QuietPower shall, in addition to the royalty set forth in Section 3.2(a) hereof, pay to NCT a royalty of 6% of the alternatively manufactured cost; provided, further, however, that NCT shall be entitled to this additional royalty only if NCT in good faith attempted to provide acceptable product manufacturing.

                  (b) No Additional Royalties. Except as set forth in Section 5.2(a)(iv) hereof, NCT shall not be entitled to any additional royalties, other than the royalties described in and referred to in Section 3.2(a) hereof, if QuietPower exercises its right to manufacture an Active System itself or sublicense its manufacture.

                  (c) Option to Purchase Components. In the event that QuietPower manufactures an Active System itself or utilizes a third party manufacturer, QuietPower shall have the option to purchase from NCT, and NCT shall sell to QuietPower, some or all of the electronic and/or other integral components that it has then-currently commercially available at the same discount or price available to any other customer of NCT purchasing the same volume of components. If NCT has more than one discount or price, QuietPower shall be entitled to the best such discount or price.

                  (d) Integrated Systems. In certain applications, the Active System may not be a stand-alone product. It may be combined with other technologies, or be comprised of a series of components that are retrofitted or in some way attached to an existing noise source, or be one component of a much larger complex system whose primary function is not the attenuation of noise or vibration. In such event, QuietPower shall, at its option, fabricate or manufacture this larger integrated system itself or through a third party, including any components, such as special brackets and mounts or other components that facilitate the integration of the Active System into the larger integrated system. In such an event, NCT shall maintain its rights to manufacture the active components subject to Section 5.1 and this Section 5.2.

      6.    Patent Filing, Maintenance, and Extension.

            6.1 Patent Filing. NCT shall (a) prosecute all patent applications constituting Licensed Patents at NCT's sole cost and expense; (b) keep QuietPower fully and promptly informed of the status of the prosecution of such applications; and (c) consult with QuietPower on all aspects of the prosecution of such applications.

            6.2 NCT's Failure to Prosecute. In the event that NCT fails to prosecute any of the aforementioned patent applications, QuietPower shall have the right to prosecute such application on behalf of NCT.

            6.3 Patent Maintenance. During the term of this Agreement, NCT shall take all steps and pay all expenses necessary to maintain all Licensed Patents for the full lives thereof. If NCT decides not to do so, NCT shall inform QuietPower of such decision in writing as soon as practicable, and QuietPower shall have the right, but not the obligation, to take such steps on behalf of NCT, at the cost and expense of QuietPower.

      7.    Patent Infringement.

            7.1 Infringement Action by a Third Party.

                  (a) Right of NCT to Defend. In the event that any infringement action is brought by a third party against any party, or the Affiliates, licensees, or distributors of any party, on account of the manufacture, marketing, sale, or distribution of the Licensed Products, such party shall promptly notify the other party of such action. NCT shall then have the initial right to manage solely the defense against any such action. If NCT elects to exercise such right, (i) QuietPower shall, at NCT's request, take all appropriate or necessary actions to assist in the defense of such action; (ii) QuietPower shall be reimbursed by NCT for the reasonable external out-of-pocket expenses paid to attorneys and consultants retained in connection with taking such requested actions; and (iii) NCT shall bear its own internal and external legal and other costs and expenses (including, without limitation, the costs associated with management of the defense of the action), together with all other costs and expenses associated with the action (including, without limitation, court costs).

                  (b) Right of QuietPower to Defend. If NCT does not elect to exercise its right to manage solely the defense against an infringement action pursuant to Section 7.1(a) hereof, or if NCT fails to take appropriate and diligent action with respect to such defense, then QuietPower shall have the right to assume such defense, at its own cost and expense.

            7.2 Infringement Action Against a Third Party.

                  (a) Rights of NCT to Prosecute. If any third party shall, in the reasonable opinion of any party, infringe any of the Licensed Patents, such party shall promptly notify the other party. NCT shall then have the initial sole right to bring a legal action for infringement against the third party, together with the right to enforce and collect any judgment thereon. If NCT elects to exercise such right, (i) QuietPower shall, at NCT's request, take all appropriate or necessary actions to assist in the prosecution of such action;
(ii) QuietPower shall be reimbursed by NCT for the reasonable external out-of-pocket expenses paid, with NCT's authorization, to attorneys and consultants retained in connection with taking such requested actions and (iii) NCT shall bear its own internal and external legal and other costs and expenses (including, without limitation, the costs associated with management of the prosecution of the action), together with all other costs and expenses associated with the action (including, without limitation, court costs).

                  (b) Rights of QuietPower to Prosecute. Should NCT not take appropriate and diligent action with respect to any such infringement, then QuietPower shall have the right to take such action, at its own expense, in its own name or in the name of one of its Affiliates, and the right to enforce and collect any judgment thereon, any such judgment to be divided equally between NCT and QuietPower.

            7.3 Ownership of New Patents.

                  (a) Generally. NCT and QuietPower understand that new products and techniques may be developed pursuant to, or in the course of the effectuation of, this Agreement (the "Inventions"). Each of the parties shall reasonably promptly notify the other of any Inventions.

                  (b) Patents Not Relating to Active Noise. Inventions relating to and arising from Funded Product activity and not relating to the attenuation, isolation, control, and/or cancellation of noise and/or vibrations shall be the property of and patentable by QuietPower; provided, however, that NCT shall have a sub-licensable non-exclusive license to make, have made, use and sell such Inventions insofar as they relate to Active Systems, and no additional compensation shall be due QuietPower except as provided in this Agreement.

                  (c) Patents Relating to Active Noise. Inventions relating to the attenuation, isolation, control, and/or cancellation of noise and/or vibrations shall be the property of and patentable by NCT.

      8.    Representations of NCT. NCT represents and warrants the following:

            (a) Power and Authority; No Breach. NCT has the power and authority to execute, deliver, and perform its obligations under this Agreement, and neither the execution nor delivery nor the performance of its obligations under this Agreement shall constitute a breach of the terms or provisions of any contract or violate the rights of any third party. This Agreement has been duly executed and delivered by NCT and constitutes a legal, valid, and binding obligation of NCT, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to equitable principles.

                  (b) Grant of Licenses. NCT has the full right and power to grant to QuietPower the licenses under the Licensed Patents and to the Technical Information, and there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement.

      9.    Other Covenants.

            9.1 Covenants of NCT.

                  (a) Use of Funding Payments. NCT shall utilize the Funding payments exclusively for the purposes of developing and commercializing the Transformer Quieting Products, the Turbine Quieting Products, and the Funded Products, as applicable.

                  (b) Patent Status. Within 10 days of the date hereof, NCT shall provide QuietPower with a list of countries in which NCT has filed to date for Patent protection. Thereafter, NCT shall provide QuietPower with a revised and updated list of such countries within 10 days of a request by QuietPower.

                  (c) Progress Reports. NCT shall submit to QuietPower a quarterly report of its progress in the development and commercialization of the Transformer Quieting Products, the Turbine Quieting Products, and the Funded Products relating to the applicable Development Schedule.

            9.2 Covenants of Both Parties.

                  (a) Further Assurances. The parties hereto shall do or cause to be done or performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement.

                  (b) Record Keeping and Inspection. During the term of this Agreement and for a period of three years thereafter, each of the parties hereto shall keep complete, legible, and accurate books and records with respect to its financial obligations under this Agreement, all in accordance with standard accounting and control procedures. Each party may carry out an inspection at its expense of those books and records of the other party which pertain to the determination of the commissions and other amounts payable under this Agreement at reasonable intervals and during normal business hours, in order to determine and verify the performance by the other party of its obligations under this Agreement.

                  (c) Compliance With Laws. Neither party shall take any action which would, or fail to take any action when such failure would directly or indirectly, result in or constitute a violation by either party of any applicable law, treaty, ruling, or regulation, including, without limitation, laws and regulations relating to the import, export, resale, and distribution of the Licensed Products.

      10.   Covenant Not to Compete and Non-Disclosure.

            10.1 Covenant Not To Compete. QuietPower shall not, at any time during the term hereof, represent, in any capacity, producers, distributors or sellers of any product which compete with commercially developed products relating to the attenuation, isolation, control and/or cancellation of noise and/or vibrations then being marketed by NCT, nor shall QuietPower introduce, offer for sale, or otherwise market or sell as principal, agent, employee, consultant, independent contractor or otherwise any such product; provided, however, that QuietPower may sell or incorporate any passive methods into its products to control noise and/or vibration problems, and QuietPower may sell any commercially available active system that NCT has not commercially developed, is not in the process of commercially developing and declines QuietPower's request to develop (with QuietPower funding) pursuant to this Agreement. Notwithstanding the foregoing, QuietPower may license from a third party any patent or patents that relate to the attenuation, isolation, control and/or cancellation of noise and/or vibrations so long as such license is offered, on terms substantially equivalent to those obtained by QuietPower, to NCT for use in products outside of the Industry.

            10.2 Non-Disclosure.

                  (a) QuietPower. QuietPower agrees that it shall not during the term of this Agreement, and for a period of five years following the termination of this Agreement, for any reason, disclose to any third party any information, document, or material pertaining to the specifications, development, manufacture and technical methods relating to the Licensed Products, the Licensed Patents, or Technical Information or any other information, document, or material concerning the business affairs of NCT or any information related to the pricing, marketing, or sale of any of the Licensed Products.

                  (b) NCT. NCT agrees that it shall not, during the term of this Agreement, and for a period of five years following the termination of this Agreement, for any reason, disclose to any third party any information, documents, or material disclosed by QuietPower to NCT, or obtained by NCT in the course of its performance under this Agreement, that is intended to be kept confidential.

                  (c) Exemptions. The obligations of Sections 10.2(a) and (b) hereof shall not apply to information that is (i) in the public domain; (ii) disclosed through no breach of this Agreement by QuietPower or NCT, as the case may be, in the course of performing their duties under this Agreement; (iii) disclosed to a licensee, distributor, or agent under a confidentiality agreement with provisions essentially the same as contained in this Agreement; or (iv) disclosed pursuant to a court order or with respect to any litigation between the parties hereto or with third parties.

      11.   Indemnification.

            11.1 Indemnification by QuietPower. QuietPower shall indemnify, defend, and hold NCT harmless from and against any and all claims, damages, loss, liabilities, payments, costs, obligations, and expenses (including, without limitation, all reasonable legal fees and disbursements) (the "Damages") to the extent the Damages arise out of:

                  (a) any breach or violation of any covenant, agreement, or undertaking made by QuietPower in this Agreement; or

                  (b) any negligence or willful misconduct committed by QuietPower.

            11.2 Indemnification by NCT. NCT shall indemnify, defend, and hold QuietPower harmless from and against any and all Damages to the extent the Damages arise out of:

                  (a) any inaccuracy or breach of any representation or warranty of NCT contained in this Agreement;

                  (b) any breach or violation of any covenant, agreement or undertaking made by NCT in this Agreement; or

                  (c) any negligence or willful misconduct committed by NCT.

      12.   Termination.

                  (a) Events of Termination. NCT or QuietPower, as applicable, shall each have the right to terminate this Agreement upon the occurrence of any of the following events with respect to the status or actions of the other:

                        (i) A decree or order shall have been entered by a court of competent jurisdiction adjudging NCT or QuietPower, as the case may be, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, liquidation, or similar relief for NCT or QuietPower, as the case may be, under any bankruptcy law or any other similar applicable statute, law or regulation, or a decree or order of a court of competent jurisdiction shall have been entered for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of NCT or QuietPower, as the case may be, or a substantial part of its property, or for its property, or for the winding up or liquidation of its affairs;

                        (ii) NCT or QuietPower, as the case may be, shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy petition against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, liquidation or similar relief under any bankruptcy law or any other similar applicable statute, law or regulation, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall be unable to pay its debts generally as they become due, or shall cease the active conduct of its business, or shall take any corporate action in furtherance of any of the foregoing; or

                        (iii) Either NCT or QuietPower shall commit a material breach of the terms of this Agreement and the same and all of its effects shall not be remedied, including reimbursement to the other party of any losses occurred on account thereof, within 60 days after written notice thereof is given by the other party to such defaulting party. Notwithstanding the foregoing, in the event that QuietPower fails to make a scheduled Funding payment when due, and such failure is not corrected within 60 days after written notice by NCT of such failure has been delivered to QuietPower, then NCT may terminate this Agreement only as to the specific product relating to such late Funding payment, and the Agreement shall continue in full force and effect as to all other products; and, provided, further, however, that in the event that NCT or QuietPower shall commit a material breach of the terms of any other agreement relating to a specific product, this Agreement shall nevertheless continue in full force and effect.

                  (b) Procedure for Termination. The party desiring to terminate this Agreement upon the occurrence of an event of termination described in
Section 12(a) hereof and the expiration of the applicable remedial period without the elimination or correction of the event of termination shall do so by giving written notice thereof to the other, which notice shall specifically identify the reason for such termination. This Agreement shall terminate effective immediately upon the giving of such notice, or such later time as the notice of termination may specify, subject to the terms and conditions and the obligations of the parties hereunder.

      13.   Miscellaneous.

            13.1 Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight mail, transmitted by telex or facsimile transmission device, or sent by registered mail, return receipt requested, postage pre-paid, to the parties hereto at their respective addresses as set forth above, or to such other address as either party hereto shall hereafter specify by notice similarly given.

            13.2 Modifications and Waivers. This Agreement may not be modified or amended, nor may any right hereunder be waived, except by an instrument signed by an authorized officer of the party against whom the same is sought to be enforced. A waiver by any party hereto or a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

            13.3 Entire Agreement. The Agreement (including any Schedules and Exhibits thereto) constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, and arrangements, oral or written, with respect to the subject matter hereof, including (a) the Agreement in Principle dated October 4, 1994; (b) the Marketing, Engineering Services and Distribution Agreement, relating to Retrofit Transformer Products, dated May 15, 1993; (c) the Marketing Agreement, relating to Non-retrofit Utility Products, dated May 15, 1993; (d) the Marketing Agreement, relating to Feeder Bowls, dated May 15, 1993; and (e) the Teaming Agreement, dated September 29, 1993, each of which shall be deemed void and of no further force or effect upon the execution of this Agreement, but excluding the Marketing Agreement, the Distribution Agreement, relating to Active Headsets, dated October 7, 1994 and the Marketing Agreement, relating to Active Industrial Silencers, between Walker Noise Cancellation Technologies and QuietPower, dated May 9, 1994, neither of which shall be deemed to be superseded by this Agreement.

            13.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or effecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

            13.5 Assignability. This Agreement may be assigned (a) by any party upon the written consent of the other party, which consent shall not be unreasonably withheld; and (b) by any party to any Affiliate of such party. In the event that NCT or QuietPower files or is subject to a case under title 11, United States Code, each of QuietPower and NCT agree that in order to provide "adequate assurance of future performance" of this Agreement for purposes of
Section 365(f) of title 11, United States Code, any assignee of such party must assume such party's obligations under this Agreement and must have the technical and financial ability to perform the obligations under this Agreement.

            13.6 Force Majeure.

                  (a) Except for the obligation to pay for products already delivered or services already rendered, either party shall be relieved from liability thereunder for any failure to perform its obligations hereunder, from the time and to the extent such failure to perform is due to a force caused by war or acts of the public enemy, insurrection, riot, action of any governmental authority, embargo, strike, lockout, flood, explosion, fire or other casualty, accident, act of God, shortage of labor, materials or fuel, delay or interruptions in transportation, epidemic or quarantine, compliance with any kind or character reasonably beyond the control of the party failing to perform, whether similar to or dissimilar from the enumerated causes.

                  (b) If either party is unable to carry out its obligations under this Agreement as a result of the foregoing force majeure situations, other than to make payments due hereunder, such party shall give notice and full particulars, including the expected duration of such force majeure, in writing to the other party not later than three days after the occurrence relied upon, and upon the giving of such notice the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuation of any inability so caused but for no longer, and such cause shall be so far as possible remedied with all possible dispatch. Notwithstanding the above, neither party shall be required to resolve a strike, lockout or other labor problem in a manner which, in the exercise of its sole discretion it deems improper or inadvisable for it.

                  (c) Upon the cessation of the cause or causes of any such failure or delay, performance hereof shall be resumed, but such delay shall not, except by mutual agreement, operate to extend the term of this Agreement.

            13.7 Relationship of Parties. It is understood and agreed that this Agreement does not create any relationship of association, partnership, or joint venture between the parties, or create any implied license, or constitute either party as the agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

            13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            13.9 Section Headings. The section headings contained in the Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

            13.10 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                        NOISE CANCELLATION TECHNOLOGIES, INC.


                                        By: /s/ Stephen J. Fogarty
                                            ---------------------------

                                        QUIETPOWER SYSTEMS, INC.


                                        By: /s/ Jonathan M. Charry
                                            ---------------------------

                                  Schedule 2.1

             List of Third Party Rights In Turbine Quieting Products

Memorandum

DATE:   March 28, 1995                    REF:  503281

TO:     Jonathan Charry, President, QuietPower Systems, Inc.

FROM:   Steve Fogarty, CFO, NCT

RE: Amendment Number 1 to the Master Agreement Dated March 27, 1995 Between NCT and QPS

CC:     Jay Haft, M. Parrella, J. Hiney, C. Hammond

In connection with the Master Agreement signed March 27, 1995 between QuietPower Systems, Inc. (QPS) and Noise Cancellation Technologies, Inc. (NCT), the following are binding terms relative to that agreement:

1) Within two weeks of closing their bridge financing, in no event later than May 15, 1995, QPS agrees to pay to NCT the full amount of outstanding billed account receivables. As of February 28, NCT approximates billed accounts receivable to be $500,000 and unbilled accounts receivables to be $70,000. Simultaneously, NCT will repay any amounts owing to QPS, currently approximated at $40,000 by QPS. The amounts above are subject to final review and approval by both parties.

2) In the event that QPS does not pay the receivables above prior to or on May 15, 1995, NCT may, at its sole option, void the Master Agreement anytime thereafter, regardless of partial payments.

3) Until NCT and QPS have agreed to the first development schedule, QPS will fund the salary, benefits and overhead costs of up to three people to work on the transformer development program. These costs will become part of that development schedule. NCT will not commit to expend any interim funding without the express written consent of QPS.

4) These terms are Amendment Number 1 to the Master Agreement dated March 27, 1995, referenced above.

Agreed to on this 28th Day of March by:


/s/ Jonathan M. Charry                     /s/ Stephen J. Fogarty
---------------------------------          --------------------------------
Jonathan Charry, QPS, Inc.  (Seal)         Stephen J. Fogarty, NCT, Inc.  (Seal)


_____________________                            ___________________
Date                                             Date

April 21, 1995

Mr. Jay Haft
Noise Cancellation Technologies, Inc.
c/o Parker Duryee Rosoff & Haft
529 Fifth Avenue
New York, NY 10017

Dear Jay:

      Pursuant to our discussions regarding the retirement of our Noise Cancellation Technologies, Inc. ("NCT") Warrants in exchange for a reduction of the license fee payable under the Master Agreement (the "Master Agreement") dated March 27, 1995 between NCT and QuietPower Systems, Inc. ("QuietPower"), and a deferral of outstanding payables owing to NCT, the following represents the terms agreed upon:

1. QuietPower shall surrender for cancellation its five year warrants to purchase 750,000 shares of the Common Stock, par value $.01, of NCT exercisable at $3.00 per share, that were issued pursuant to Section 3(j) of the Marketing Agreement (Non-retrofit Utility Products) dated May 15, 1993 between QuietPower and NCT.

2. The $500,000 exclusivity fee payable pursuant to Section 3.1 of the Master Agreement shall be reduced to $250,000. Payment shall commence 90 days from the signing of this agreement in thirty (30) monthly installments of $8,333.33 each.

3. The schedule of debt payment to NCT by QuietPower, as prescribed by the letter agreement dated March 28, 1995 between NCT and QuietPower (the "Debt"), shall be amended. The revised payment date shall be the earlier of i) May 15, 1996, or ii) upon the closing of a financing (public or private) to the extent that such financing exceeds $1.5 million.

4. The Debt shall be evidenced by a promissory note (the "Note"), bearing annual interest at 6%. The interest and principal shall be paid based upon item (3) above. Non-payment under the terms of the Note shall constitute an event of termination as defined in Section 12(a) of the Master Agreement.

Please sign in space provided below to indicate your acceptance of these terms.

Mr. Jay Haft
April 21, 1995
Page 2


                                                Sincerely,


                                                /s/ Eric Jacobson
                                                --------------------------
                                                Eric Jacobson
                                                Vice President and
                                                Chief Financial Officer

Agreed to and accepted as of the date first above written:

Noise Cancellation Technologies, Inc.


By: /s/ Jay Haft
    ---------------------------
       Jay Haft, Chairman

May 21, 1996

Dr. Jonathan Charry
QuietPower Systems, Inc.
1675 Broadway, Suite 2600
New York, NY  10019

Dear Jonathan:

This letter, when countersigned by you on behalf of QuietPower Systems, Inc. ("QuietPower"), will constitute a further amendment to the Master Agreement dated March 27, 1995 as amended by the memorandum signed by you on behalf of QuietPower on March 29, 1995, and Stephen J. Fogarty on behalf of Noise Cancellation Technologies, Inc. ("NCT") on March 28, 1995, and the Letter Agreement dated April 21, 1995 (collectively the "Master Agreement").

1. The exclusivity fee payable to NCT pursuant to Section 3.1 of the Master Agreement shall be paid as follows:

(a) $25,000.00 shall be paid at the closing of the first $200,000.00 tranche of financing to be provided by Sundance Venture Partners ("Sundance") to QuietPower, and

(b) all outstanding arrearages under the payment schedule set forth in the April 21, 1995 Letter Agreement shall be paid at the closing of the second $300,000.00 tranche of the Sundance financing.

In no event shall such $25,000.00 payment be made any later than June 1, 1996 and in no event shall payment of the full amount of such arrearages be made later than June 15, 1996. In the event either of such payments have not been made on or before the applicable date set forth in the immediately preceding sentence, the Master Agreement and all rights granted to QuietPower shall immediately terminate and no longer be of any force or effect, and all amounts to be paid to NCT by QuietPower under the Master Agreement, the Note provided for therein and this letter which remain unpaid shall be immediately due and payable in full without further notice or demand.

2. The "Debt" owed to NCT described in paragraph 3 of the April 21, 1995 Letter Agreement shall be paid as follows:

(a) $25,000.00 shall be paid at the closing of the second tranche of the Sundance financing described in paragraph 1 above, and

(b) the balance of such Debt and all other indebtedness not hereinbefore specifically provided for shall be paid in monthly installments of $15,000.00 each on the first day of each month commencing with the first day of the month following the month in which the closing of the second tranche of Sundance financing occurs. In addition, one half of the total amount of such indebtedness which remains unpaid at the closing of the contemplated $1,000,000.00 private placement to be managed by Ringhorne, Horn, Konsult AB shall be paid to NCT at such closing and the full amount thereof shall be paid no later than thirty (30) days following the closing of QuietPower's contemplated public offering of securities.

Any default in the timely payment of any of the payments set forth in this paragraph 2 shall cause the immediate termination of the Master Agreement and any and all rights and licenses granted to QuietPower thereunder and all amounts remaining due and payable to NCT by QuietPower under the Master Agreement, the Note provided for therein and this letter which remain unpaid shall be immediately due and payable in full without further notice or demand. With respect to any $15,000.00 monthly installment described in clause (b) above, payment shall be deemed to have been timely made if received by NCT within ten
(10) days of NCT's notice to QuietPower that such installment has not been received.

3. Clause (a) of Section 2.1 of the Master Agreement is hereby amended to remove the qualifications to QuietPower's exclusive rights in the Far East provided, however, that in the event QuietPower's activities in the Far East give rise to any claims by third parties for a sales commission, fees or other compensation or consideration related to such activities whether sought from NCT or QuietPower, QuietPower shall be solely responsible for the full payment of such claims.

4. Sections 4.1 and 4.2 of the Master Agreement are amended to provide that QuietPower is free to fund product development work itself or through a third party without the precondition of first negotiating with NCT a mutually acceptable "Development Schedule" as therein defined provided, however, that nothing in this amendment shall reduce in any way QuietPower's royalty obligations to NCT.

5. Clause (a)(iv) of Section 5.2 is amended to eliminate QuietPower's obligation to pay NCT a "royalty of six percent (6%) of the alternatively manufactured cost" provided for therein and Clause (a)(i) of Section 3.2 is amended to increase the royalty on the Gross Revenues provided for therein from six percent (6%) of all such Gross Revenues received by QuietPower to nine percent (9%) of the first $6,000,000.00 of such Gross Revenues received by QuietPower and six percent (6%) of all such Gross Revenues received by QuietPower in excess of $6,000,000.00.

6 It is understood that QuietPower intends to purchase piezo ceramic actuators for transformer quieting applications from NCT provided NCT can meet the cost, quality and deliverability requirements of QuietPower.

Kindly signify QuietPower's agreement to the foregoing by executing a counterpart of this letter in the space provided below and returning it by facsimile transmission confirmed by delivery of an executed copy of regular mail.

Sincerely,


/s/ Michael J. Parrella
-----------------------
Michael J. Parrella
President

AGREED AND ACCEPTED:

QUIETPOWER SYSTEMS, INC.


By:  /s/ Jonathan M. Charry
    -------------------------------
    Jonathan M. Charry, President

April 9, 1997

Dr. Jonathan Charry
QuietPower Systems, Inc.
1675 Broadway
New York, NY  10019

Dear Jonathan:

This letter, when countersigned by you on behalf of QuietPower Systems, Inc. ("QuietPower"), will constitute a further amendment to the Master Agreement dated March 27, 1995 as amended by the memorandum signed by you on behalf of QuietPower on March 29, 1995, and Stephen J. Fogarty on behalf of Noise Cancellation Technologies, Inc. ("NCT") on March 28, 1995, the Letter Agreement dated April 21, 1995 and the Letter Agreement dated May 21, 1996 (collectively the "Master Agreement").

1. As of the date hereof there is an outstanding balance payable by QuietPower to NCT with respect to the exclusivity fee as provided under Section 3.1 of the Master Agreement, as amended. This amount shall continue to be paid at the rate of $8,3333.00 per month, payable on the twenty-first day of each month until payment in full has been received.

2. As of the date hereof there is an outstanding balance payable by QuietPower to NCT with respect to the "Debt" owed to NCT described in Paragraph 3 of the April 21, 1995 Letter Agreement. QuietPower is in arrears with respect to the payments of the Debt which were to be made under the terms of the April 21, 1995 Letter Agreement. Accordingly, instead of being paid on the dates set forth in such Letter Agreement, this amount shall be paid to NCT by QuietPower as follows:

(a)   $125,000 shall be paid on or before April 21, 1997

(b) $200,000 shall be paid upon the earlier of: (I) the closing date of the contemplated initial public offering of QuietPower's common stock scheduled to occur in June 1997, or (ii) January 1, 1998.

(c) Until both of the payments described in clauses (a) and (b) above have been received by NCT, QuietPower will pay NCT 15% of all funds received by QuietPower after April 21, 1997 from all financing activities other than the public offering referred to in clause (b)(i) and NCT shall credit all amounts received by it under this clause (c) against the amount owed by QuietPower with respect to the Debt.

(d) After July 1, 1997, QuietPower shall pay interest to NCT at the rate of 10% per annum on the unpaid balance of the Debt, such interest to be paid quarterly on the first day of each calendar quarter.

The foregoing amounts do not include the amount of $11,107.55 which QuietPower owes to NCT for headset products delivered to or for the account of QuietPower during 1996. This amount (the "Headset Amount") shall be paid to NCT by QuietPower by April 21, 1997.

3. All payments made to NCT hereunder shall be due on the dates set forth herein without further notice of being due and shall be made by wire transfer in accordance with NCT's instructions or by delivery of QuietPower's good, collectible check, drawn on immediately available New York, New York funds.

4. In the event any payment provided for herein is not received by NCT on the applicable date and in the form set forth in Paragraph 3 above, NCT shall have the right to terminate the Master Agreement and all rights granted thereunder to QuietPower forthwith. Such termination shall be effective at 5:00 p.m. New York, New York time on the 10th day after the date on which NCT gives QuietPower notice of termination and all amounts to be paid by NCT by QuietPower under the Master Agreement with respect to the exclusivity fee, the Debt (in the full amount outstanding on the date hereof irrespective of the amounts set forth in Paragraph 2 above) and the Headset Amount which remain unpaid shall be immediately due and payable in full without further notice or demand. Such notice shall be in writing and may be delivered by hand, facsimile transmission, regular mail or overnight delivery service.

5. Upon execution of this Letter Agreement, QuietPower shall be deemed not in default under the Master Agreement on the date hereof.

Kindly signify QuietPower's agreement to the foregoing by executing a counterpart of this letter in the space provided below and returning it by facsimile transmission confirmed by delivery of an executed copy by regular mail.

Sincerely,


/s/ Michael J. Parrella
-------------------------------
Michael J. Parrella, President

AGREED AND ACCEPTED:

QUIETPOWER SYSTEMS, INC.


By:  /s/ Jonathan M. Charry
    -------------------------------
    Jonathan M. Charry, President